Exhibit 10.102

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This second amendment ("Second Amendment") effective as of January 1, 2021 is made to that certain Executive Employment Agreement dated June 1, 2018 (the "Initial Agreement") between EVO Transportation & Energy Services, Inc. ("Company") and Billy ("Trey") Peck, Jr. ("Executive") as amended March 23, 2020 (the "First Amendment", together, the Initial Agreement and the First Amendment are referred to herein as the "Agreement"). Capitalized terms used and not defined herein shall have the meaning set forth therefor in the Agreement.

WHEREAS, the Company and the Executive agreed to change the Executive's title and responsibilities whereby Executive relinquished the Chief Operating Officer title he previously held;

WHEREAS, the Company and the Executive previously agreed to the new title and responsibilities and wish to confirm such changes in a written amendment to the Agreement;

NOW TIIEREFORE, in consideration of the mutual premises set forth above, the terms contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the parties agree as follows:

Section 1. Duties and Scope of Employment. Section l(a) of the Agreement is deleted and replaced in its entirety with the following new Section l(a):

Section 1. Duties and Scope of Employment.

(a)
Positions and Duties. During the Employment Term (as defined below), Executive will be employed as the Executive Vice President - Business Development of the Company. Executive shall report to the Chief Executive Officer ("CEO'') of the Company. Executive's authorities, duties and responsibilities will correspond to Executive's position and will include any particular authority, duties and responsibilities consistent with Executive's position that the Company or CEO may assign from time to time.

Section 2. Compensation. Section 3(a) and Section 3(b) of the Agreement are deleted and replaced in their entirety with:

Section 3. Compensation. (a) Initial Base Salary. During the Employment Term, the Company will pay Executive an annual base salary as compensation for his services (the "Base Salary'') at the initial rate of$225,000. The Base Salary will be paid periodically in accordance with the Company's normal payroll practices, but no later than monthly. The Base Salary will be subject to review and adjustments will be made based upon the Company's standard practices.

(b)
Annual Incentive Bonus. During the Employment Term, Executive will be eligible to earn an annual incentive bonus (an "Annual Bonus'') under the same or substantially same bonus arrangement, plan or program as in effect for other executive-level employees of the Company from time to time and based upon the same general objective standards as are applied to the other executive-level employees of Company, provided that Executive's personal performance objectives shall be unique to his role as Executive Vice President. Consistent therewith, the Board (or a committee of the Board, or CEO, if applicable) will determine Executive's target bonus opportunity and the criteria for earning such bonus, as well as Executive's achievement of such criteria, and the amount of the Annual Bonus earned and payable to Executive for such year. Notwithstanding the foregoing, the target bonus opportunity shall not be less than 65% of Base Salary. Any Annual Bonus that is earned and becomes payable pursuant to this Section 3(b) will be paid no later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates. Executive must remain employed by the Company through December 31 of the applicable calendar year to be eligible to earn an Annual Bonus for such year; provided, however, that if the Employment Term ends prior to December 31 by reason of either termination by Executive for Good Reason or by the Company's At-Will Termination, the Annual Bonus for such partial calendar year shall be prorated on a weekly basis for his period of employment in such year. The determinations of the Board (or a committee thereof or the CEO) with respect to the Annual Bonus will be final and binding unless there is direct evidence that the determination was in violation of the terms and provision of this Section 3(b) or the applicable program, plan or arrangement.

Section 3. Other Changes. (a) Any reference in the Agreement to Chief Operating Officer is hereby changed, mutatis mutandi, to Executive Vice President and (b) the Company and Executive ratify, acknowledge, consent to and agree that Executive's responsibilities as Executive Vice President and relinquishment of the Chief Operating Officer title occurred prior to the date hereof.

Section 4. Miscellaneous. Except as modified by this Second Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of December 1, 2020.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

EXECUTIVE

By: /s/ Thomas J. Abood By: /s/ Billy Peck Jr.

Name: Thomas J. Abood Name: Billy (“Trey”) Peck, Jr.

Title: Chief Executive Officer